NEWS RELEASE

For Immediate Release	Contact:	William W. Sherertz President and Chief Executive Officer
	Telephone:	(360) 828-0700

BBSI
REAFFIRMS GUIDANCE FOR SECOND QUARTER 2006 AND
SCHEDULES CONFERENCE CALL

        VANCOUVER, WASHINGTON, June 14, 2006 — Barrett Business Services, Inc. (Nasdaq: BBSI) reported today that management has reaffirmed its previously disclosed limited financial guidance with respect to its operating results for the second quarter ending June 30, 2006 and will convene a conference call, Wednesday, June 14, 2006, at 9:00 a.m. PT.

        Consistent with the Company’s prior disclosure on April 26, 2006, management expects gross revenues for the second quarter of 2006 to range from $250 million to $255 million, an increase of approximately 37.5% over the second quarter of 2005, and anticipates diluted earnings per share for the second quarter of 2006 to range from $.33 to $.35 per share. Management expectations for diluted earnings per share for the second quarter of 2006 equate to increases over the second quarter of 2005 of approximately 36.9% in net income and approximately 9.7% in diluted earnings per share. The percentage increase in expected net income for the 2006 second quarter exceeds the percentage increase in expected diluted earnings per share due to the dilutive effect of the July 2005 follow-on equity offering. A reconciliation of estimated gross revenues to estimated GAAP net revenues for the second quarter of 2006 is not included because PEO revenues and cost of PEO revenues for the period are not reasonably estimable.

        On June 14, 2006 at 9:00 a.m. Pacific Time, William W. Sherertz and Michael D. Mulholland will host an investor telephone conference call to discuss management’s reaffirmation of its financial guidance for second quarter 2006 operating results. To participate in the call, dial (877) 356-3717. The call identification number is 1771074. The conference call will also be webcast live at www.barrettbusiness.com. To access the webcast, click on the Investor Relations section of the Web site and select Webcast. A replay of the call will be available beginning June 14, 2006 at 12:00 p.m. and ending June 21, 2006. To listen to the recording, dial (800) 642-1687 and enter conference identification code 1771074.

        Statements in this release about future events or performance, including earnings expectations for the second quarter of 2006, are forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results of

Barrett Business Services, Inc.
News Release
June 14, 2006

the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company’s service areas, the effect of changes in the Company’s mix of services on gross margin, the Company’s ability to successfully integrate acquired businesses with its existing operations, future workers’ compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of our primary markets, collectibility of accounts receivable, and the use of net proceeds of approximately $33 million and other effects of the Company’s 2005 follow-on equity offering, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2005 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements may be less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

        BBSI provides human resource management solutions to large and small companies throughout many regions of the United States.

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